Exhibit 4.1

CERTIFICATE OF DESIGNATIONS

OF

7.75% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, American Land Lease, Inc., a Delaware corporation (the “Company”), does hereby certify that the Pricing Committee (the “Committee”) of the Board of Directors of the Company (the “Board of Directors”), pursuant to, and in accordance with, authority delegated to the Committee by resolutions duly adopted by the Board of Directors, has duly adopted the following resolution, and that such resolutions of the Committee and the Board of Directors have not been modified and are in full force and effect:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), a series of preferred stock of the Company is hereby created and the designation and number of shares thereof and the voting powers, preferences, rights, qualifications, limitations and restrictions thereof, are as set forth below in this Certificate of Designations (this “Certificate of Designations”):

Section 1. Number; Designation. (a) The shares of such series shall be designated as “7.75% Series A Cumulative Redeemable Preferred Stock” (the “Preferred Stock”) and shall have a par value of $.01 per share. The number of shares constituting the Preferred Stock shall initially be 1,000,000.

(b) All shares of Preferred Stock redeemed, purchased, exchanged or otherwise acquired by the Company shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued shares of Preferred Stock of the Company, without designation as to series, and may thereafter be reissued.

(c) Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 8 below.

Section 2. Ranking. The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank:

(a) senior to the Common Stock and any other class or series of Capital Stock of the Company, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company (collectively, the “Junior Stock”);

(b) on a parity with any other class or series of Capital Stock of the Company, the terms of which expressly provide that such class or series ranks on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company (collectively, the “Parity Stock”); and

(c) junior to each class or series of Capital Stock of the Company, the terms of which expressly provide that such class or series ranks senior to the Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company (collectively, the “Senior Stock”).

Section 3. Dividends. (a) The holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends on the shares of Preferred Stock, cumulative from the first date of issuance of any such shares (the “Initial Issuance Date”), at a rate per annum equal to 7.75% of the Liquidation Preference per share, payable in cash. Dividends on the shares of Preferred Stock shall be payable quarterly in arrears on the last calendar day of each February, May, August and November or, if any such date is not a Business Day, on the next succeeding Business Day (each such date, a “Dividend Payment Date”, and each such quarterly period, a “Dividend Period”), beginning on May 31, 2005, in preference to and in priority over dividends on any Junior Stock but subject to the rights of any holders of Senior Stock or Parity Stock. Such dividends shall be paid to the holders of record of the shares of Preferred Stock as they appear at the close of business on the applicable Record Date. As used herein, the term “Record Date” means such date designated by the Board of Directors for the payment of dividends that is not more than 30 days and not less than 10 days preceding the applicable Dividend Payment Date.

(b) Dividends on the shares of Preferred Stock shall be cumulative and shall accrue (whether or not (i) the Company has earnings; (ii) there are funds legally available for the payment of such dividends or (iii) such dividends are declared by the Board of Directors) from the Initial Issuance Date (or the last Dividend Payment Date for which dividends were paid, whichever is later) based on a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends on the shares of Preferred Stock shall not bear any interest. Any dividend payment made on the shares of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(c) No dividend shall be declared or paid or set aside for payment or other distribution declared or made, whether in cash, obligations or shares of Capital Stock of the Company or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Company through a sinking fund or otherwise, unless all accrued and unpaid dividends through the most recent Dividend Payment Date (whether or not there are funds of the Company legally available for the payment of dividends) on the shares of Preferred Stock and any Parity Stock have been or contemporaneously are declared and paid in full or set aside for payment; provided, however, that, notwithstanding any provisions of this paragraph (c) to the contrary, the Company shall be entitled to (i) declare and pay dividends on shares of Junior Stock payable solely in shares of Junior Stock and on shares of Parity Stock payable solely in shares of Parity Stock or Junior Stock, or in each case, by an increase in the liquidation preference of the Junior Stock or Parity Stock, and (ii) redeem, repurchase or otherwise acquire Junior Stock or Parity Stock in exchange for consideration consisting of Junior Stock, in the case of Junior Stock, or Parity Stock or Junior Stock, in the case of Parity Stock. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock, all dividends declared on the Preferred Stock and any other Parity Stock shall be declared and paid either (A) pro rata so that the amount of dividends so declared on the shares of Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accrued dividends on the shares of Preferred Stock and such class or series of Parity Stock bear to each other or (B) on another basis that is at least as favorable to the holders of the Preferred Stock entitled to receive such dividends.

(d) All dividends paid with respect to shares of Preferred Stock pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto. Holders of the Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described. In the event that the equivalent of six quarterly dividends payable on the shares of Preferred Stock are accrued and unpaid (whether or not consecutive), the holders will have the rights and remedies set forth in Section 6(b) hereof.

Section 4. Liquidation Preference. Each share of Preferred Stock will have a preference on liquidation equal to $25.00 (the “Liquidation Preference”).

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of shares of Preferred Stock shall be entitled to payment out of the assets of the Company legally available for distribution to stockholders of the Company liquidation distributions in cash or property at its fair market value as determined by the Board of Directors in an amount equal to the Liquidation Preference per share of Preferred Stock held by such holder, plus all accrued and unpaid dividends, thereon to the date of such liquidation, dissolution or winding up, before any distribution of assets is made on any Junior Stock, including, without limitation, the Common Stock, but after any distributions on any Senior Stock. After payment in full of the Liquidation Preference and all accrued and unpaid dividends, to which holders of shares of Preferred Stock are entitled, such holders shall have no right or claim to any of the remaining assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to shares of Preferred Stock and all other Parity Stock are not paid in full, the holders of shares of Preferred Stock and the holders of the Parity Stock shall share equally and ratably in any distribution of assets of the Company in proportion to the full Liquidation Preference and all accrued and unpaid dividends, to which each such holder is entitled.

(b) Neither the sale, lease, transfer or conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all of the property, assets or business of the Company nor the consolidation, merger or amalgamation of the Company with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Company shall be deemed to be a liquidation, dissolution or winding up of the Company.

Section 5. Redemption. Shares of Preferred Stock shall be redeemable by the Company as provided below.

(a) Optional Redemption. The shares of Preferred Stock shall not be redeemable prior to February 23, 2010 (the “Initial Redemption Date”), except pursuant to Article SEVENTH of the Certificate of Incorporation. On and after the Initial Redemption Date, the shares of Preferred Stock shall be subject to redemption at any time or from time to time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days prior written notice at a price, payable in cash, equal to the Liquidation Preference per share, plus an amount equal to all accrued and unpaid dividends thereon (the “Redemption Price”), to the date fixed for redemption (the “Redemption Date”), without interest.

(b) Redemption Procedures. (i) Notice of redemption shall be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Preferred Stock to be redeemed at the address set forth in the share transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Preferred Stock, except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Preferred Stock (or depositary shares or receipts representing fractional interests in the Preferred Stock) may be listed or admitted to trading, such notice shall state: (a) the Redemption Date; (b) the Redemption Price; (c) the number of shares of Preferred Stock to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. In case fewer than all of the shares of Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Preferred Stock to be redeemed from such holder.

(ii) If notice has been mailed in accordance with subsection (i) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Preferred Stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Preferred Stock so called for redemption shall cease to accumulate, said shares shall no longer be deemed to be outstanding and shall not have the status of the Preferred Stock and all rights of the holders thereof as stockholders of the Company (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any shares of Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares of Preferred Stock shall be redeemed by the Company at the Redemption Price.

(iii) Any funds deposited with a bank or trust company for the purpose of redeeming the Preferred Stock shall be irrevocable except that:

(A) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Company and unclaimed by the holders of the Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

(iv) Unless full accrued dividends on all shares of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for payment for all past Dividend Periods and the then current Dividend Period, no Preferred Stock shall be redeemed or purchased or otherwise acquired directly or indirectly by the Company or any subsidiary of the Company and no shares of any series of preferred shares of the Company shall be redeemed unless all outstanding Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the redemption of Preferred Stock to preserve the REIT status of the Company or the purchase or acquisition of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock.

(v) In the event that the Redemption Date occurs after a dividend payment Record Date and prior to the related Dividend Payment Date, the holders of the shares of Preferred Stock at the close of business on such dividend payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date.

(vi) In the event that fewer than all of the shares of Preferred Stock are to be redeemed pursuant to this Section 5, the Company shall call for redemption shares of Preferred Stock pro rata among the holders, based on the number of shares of Preferred Stock held by each holder (with adjustments to avoid fractional shares), or by any other equitable method that the Company may determine to use. If fewer than all the shares of Preferred Stock represented by any share certificate are to be so redeemed, the Company shall issue a new certificate for the shares not redeemed.

Section 6. Voting Rights. (a) Except as required by law and as set forth below, the holders of the Preferred Stock shall not be entitled to vote at any meeting of the stockholders for the election of directors or for any other purpose, to otherwise participate in any action taken by the Company or the stockholders thereof or to receive notice of any meeting of stockholders.

(b) If and whenever dividends on any shares of Preferred Stock or any series or class of Parity Stock shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of shares of Preferred Stock (voting together as a single class with holders of shares of all other Parity Stock of any other class or series that is entitled to similar voting rights) will be entitled to vote for the election of the two additional directors (each, a “Preferred Stock Director”) at any annual meeting of stockholders or at a special meeting of the holders of shares of Preferred Stock and of any other voting preferred stock called for that purpose. The Company must call such special meeting upon the request of the holders of record of 10% or more of the shares of Preferred Stock. Whenever dividends in arrears on outstanding shares of Preferred Stock and any other voting preferred stock shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set aside for payment, then the right of the holders of the shares of Preferred Stock to elect the Preferred Stock Directors shall cease and the terms of office of such Preferred Stock Directors shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

(c) So long as any share of Preferred Stock remains outstanding, the affirmative vote or consent of at least 66 2/3% of the outstanding shares of Preferred Stock, voting as a single class with holders of shares of all other classes or series of preferred stock affected in the same way, in person or by proxy, in addition to any other vote required by the Certificate of Incorporation or by law, will be required to (i) authorize the creation of, the increase in the authorized amount of, or the issuance of any shares of Senior Stock or any security convertible into shares of any Senior Stock; or (ii) amend, alter or repeal any provision of, or add any provision to the Certificate of Incorporation, including this Certificate of Designation, if such action would materially adversely affect the powers, rights or preferences of the holders of the Preferred Stock.

An amendment of the Certificate of Incorporation to authorize, create or increase the authorized amount of Junior Stock or Parity Stock, including additional Preferred Stock, shall not be deemed to materially adversely affect the powers, rights or preferences of the holders of the Preferred Stock. No such vote of the holders of Preferred Stock as described above shall be required if provision is made to redeem all shares of Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be.

(d) With respect to the exercise of the voting rights described in subsections (b) and (c) above, each share of Preferred Stock shall have one vote per share, except that when any other class or series of preferred stock shall have the right to vote with the Preferred Stock as a single class, then the Preferred Stock and such other class or series shall have one vote per $25.00 of stated Liquidation Preference.

Section 7. Conversion. The shares of the Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company.

Section 8. Certain Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings, unless the context otherwise requires:

“Business Day” means any day other than a Saturday, Sunday or a U.S. federal holiday.

“Capital Stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Dividend Period” shall have the meaning set forth in Section 3(a).

“Initial Issuance Date” shall have the meaning set forth in Section 3(a).

“Initial Redemption Date” shall have the meaning set forth in Section 5(a).

“Junior Stock” shall have the meaning set forth in Section 2(a).

“Liquidation Preference” shall have the meaning set forth in Section 4(a).

“Parity Stock” shall have the meaning set forth in Section 2(b).

“Preferred Stock” shall have the meaning set forth in Section 1(a).

“Preferred Stock Director” shall have the meaning set forth in Section 6(b).

“Record Date” shall have the meaning set forth in Section 3(a).

“Redemption Date” shall have the meaning set forth in Section 5(a).

“Redemption Price” shall have the meaning set forth in Section 5(a).

“Senior Stock” shall have the meaning set forth in Section 2(c).

Section 9. Currency. All shares of Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$” or “dollars” refer to U.S. currency.

Section 10. Headings. The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by Shannon E. Smith, Chief Financial Officer and Secretary of the Company, this 22nd day of February, 2005.

AMERICAN LAND LEASE, INC.

By:	/s/ Shannon E. Smith
Name:	Shannon E. Smith
Title:	Chief Financial Officer and Secretary

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